SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report:  December 22, 2011
(Date of Earliest Event Reported)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 22, 2011, Oak Pharmaceuticals, Inc. (“Oak”), a Delaware corporation and wholly owned subsidiary of Akorn, Inc. (“Akorn”), entered into an Asset Sale and Purchase Agreement (the “Purchase Agreement”) by and among Lundbeck, Inc., an Illinois corporation (“Lundbeck”), Oak and, solely with respect to certain payment obligations, Akorn. Pursuant to the Purchase Agreement, Oak purchased all of Lundbeck’s right, title and interest to three off-patent, branded, hospital-based injectables, including Lundbeck’s generic versions and related contracts (the “Acquisition”).

The acquired portfolio consists of Nembutal®, a Schedule II controlled drug, Diuril® and Cogentin®. The transfer of the product portfolio and other acquired assets was immediate upon closing, although certain filings will still need to be made with the applicable regulatory authorities to reflect the transfer. In addition, a transition services agreement has been signed with Lundbeck. For a specified time period, Lundbeck will perform certain services on behalf of Oak to help ensure continued product availability.

The purchase price of the Acquisition includes an initial upfront payment of USD$45 million in cash and a subsequent milestone payment of USD$15 million in cash after 3 years. The initial payment and the subsequent milestone payment are subject to a dollar-for-dollar reduction if certain sales targets are not met at 3 years and 6 years following the closing date. In addition, Lundbeck will be entitled to receive royalties equal to 55% of the gross profit on future sales of generic chlorothiazide (the generic form of Diuril®) for a period of six (6) years from Akorn’s first sale of generic chlorothiazide.

If Oak, due to its own fault, is unable to have the applicable products supplied to the market for an extended period of time during the period for determining whether the milestones have been met or royalties have been earned, such milestone period or royalty period, as applicable, shall be extended accordingly, and Oak could be subject to penalty payments.

Akorn is obligated under the Purchase Agreement as a guarantor of Oak’s obligation only to pay the milestone payment, if any, and any royalty payments.

The Purchase Agreement also contains certain representations, warranties and covenants, and certain indemnification rights and obligations of the parties.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Purchase Agreement was filed to provide investors and security holders with information regarding the terms, provisions, conditions, and covenants of that agreement and is not intended to provide any other factual information respecting the acquired assets. In particular, the Purchase Agreement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transactions. The assertions embodied in those representations and warranties are qualified or modified by information in disclosure schedules that the parties exchanged upon execution of the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the acquired assets.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements, to the extent required by this item with respect to the Purchase Agreement, will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(b) Pro forma Financial Information.

The pro forma financial information, to the extent required by this item with respect to the Purchase Agreement, will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(d) Exhibits.

See the Exhibit Index, which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

Date: December 29, 2011	By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Asset Sale and Purchase Agreement dated December 22, 2011 between Oak Pharmaceuticals, Inc. and Lundbeck, Inc.*

* The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules and exhibits to the SEC upon request.